Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-220518 on Form S-8 and Registration Statement No. 333-208759 on Form S-3 of our report dated March 9, 2018, relating to the consolidated financial statements of Renewable Energy Group, Inc. and subsidiaries, and the effectiveness of Renewable Energy Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Renewable Energy Group, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
Des Moines, Iowa
March 9, 2018